EXHIBIT 4.12

AMENDMENT NO. 7 TO RIGHTS AGREEMENT

Amendment No. 7 to Rights Agreement, dated as of October 7, 2009 (this "Amendment"), to the Rights Agreement, dated as of February 14, 2000, as amended, by and between EOG Resources, Inc. (the "Company") and Computershare Trust Company, N.A., as Rights Agent (via succession) (the "Rights Agreement"). Terms used herein but not defined herein shall have the meanings assigned to them in the Rights Agreement.

WHEREAS, the Company and the Rights Agent have heretofore executed and entered into the Rights Agreement;

WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company may from time to time supplement or amend the Rights Agreement in accordance with the provisions of such Section 27; and

WHEREAS, the Board of Directors of the Company has determined that it is in the best interest of the Company and its stockholders to amend the Rights Agreement so as to modify the definition of "Qualified Institutional Investor" set forth in Section 1 of the Rights Agreement, specifically to delete from clause (A) of the proviso (i.e., exception) to such definition the requirement that a Person shall, subsequent to December 31, 2004, continuously beneficially own greater than five percent of the outstanding shares of the Common Stock of the Company prior to the time of determination of such Person's "Qualified Institutional Investor" status;

NOW, THEREFORE, the Company and the Rights Agent hereby agree as follows:

(1) The definition of "Qualified Institutional Investor" set forth in Section 1 of the Rights Agreement is hereby amended and restated in its entirety to read as follows:

"Qualified Institutional Investor" shall mean, as of any time of determination, a Person that is described in Rule 13d-l(b)(1) promulgated under the Exchange Act (as such Rule is in effect on the date hereof) and is eligible to report (and, if such Person is the Beneficial Owner of greater than 5% of the Common Shares of the Company, does in fact report) beneficial ownership of Common Shares of the Company on Schedule 13G, and such Person (i) is not required to file a Schedule 13D (or any successor or comparable report) with respect to its beneficial ownership of Common Shares of the Company, and (ii) shall be the Beneficial Owner of less than 15% of the Common Shares of the Company then outstanding; provided, however, that a Person which would constitute a Qualified Institutional Investor except for its failure to satisfy clause (ii) of this definition shall nonetheless constitute a Qualified Institutional Investor if (A) such Person or an Affiliate of such Person shall have, as of December 31, 2004, reported beneficial ownership of greater than 5% of the Common Shares of the Company for a period of two consecutive years, (B) such Person shall be the Beneficial Owner of less than 15% of the Common Shares of the Company then outstanding (including in such calculation the holdings of all of such Person's Affiliates and Associates other than those which, under published interpretations of the SEC or its Staff, are eligible to file separate reports on Schedule 13G with respect to their beneficial ownership of the Common Shares of the Company), and (C) such Person shall be the Beneficial Owner of less than 30% of the Common Shares of the Company then outstanding."

(2) Except as amended hereby, the Rights Agreement shall remain in full force and effect.

(3) This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Amendment transmitted electronically shall have the same authority, effect and enforceability as an original signature.

IN WITNESS WHEREOF, this Amendment has been duly executed by the Company and the Rights Agent as of the day and year first written above.

EOG RESOURCES, INC.

By: /s/ Timothy K. Driggers
Name: Timothy K. Driggers
Title: Vice President and Chief Financial Officer

COMPUTERSHARE TRUST COMPANY, N.A., as Rights Agent

By: /s/ Thomas Grayman
Name: Thomas Grayman
Title: Senior Vice President